Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

For release at 8:00 a.m. EDT

Rayonier Reports Second Quarter 2010 Results

JACKSONVILLE, Fla., July 29, 2010 – Rayonier (NYSE:RYN) today reported second quarter net income of $39 million, or 48 cents per share, a 33 percent increase over second quarter 2009 net income of $28 million, or 36 cents per share, which excludes a special item.1 Including the special item,1 second quarter 2009 net income was $108 million, or $1.35 per share.

For the first six months, net income totaled $96 million, or $1.18 per share, compared to $134 million, or $1.68 per share, in 2009. Excluding special items,1, 2 year-to-date net income rose to $84 million, or $1.04 per share, from $54 million, or 68 cents per share, in 2009.

Cash provided by operating activities of $356 million for the first six months of 2010 was $229 million above the prior year. Cash available for distribution3 of $303 million was $207 million above the first half of 2009. (See Schedule D for more details.) In April, the company received a cash refund from the Internal Revenue Service of $189 million for the alternative fuel mixture credit (AFMC).

“We are pleased with our second quarter results, which reflect continued improvement in many of our markets,” said Lee M. Thomas, chairman, president and CEO. “In Timber, we took advantage of good export markets for sawtimber in the West and continued demand for pulpwood in the East. In Performance Fibers, we successfully executed our planned Jesup and Fernandina maintenance shutdowns, returning to full production ahead of expectations.”

Timber

Second quarter sales of $49 million were $5 million above 2009, while operating income of $9 million increased $8 million. Year-to-date sales of $96 million increased $18 million from prior year, while operating income of $17 million was $19 million above the prior year.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

In the Eastern region, second quarter operating income improved from the 2009 period as higher sales prices more than offset lower volumes. This year we returned to more normal thinning levels.

Year-to-date sales and operating income in the Eastern region increased from the prior year period as significantly higher prices more than offset lower volumes. Operating income also benefited from lower costs due to geographic sales mix and improved production and transportation costs.

In the Western region, sales and operating income improved from prior year periods primarily due to higher prices driven largely by stronger export demand. Year-to-date results also reflect lower production and transportation costs as well as higher sales volumes.

Real Estate

Second quarter sales of $13 million were $29 million lower than last year and operating income of $4 million was $20 million below 2009. Year-to-date, sales and operating income of $46 million and $22 million were $22 million and $17 million below 2009, respectively. A reduction in non-strategic timberland sales primarily drove the decrease in sales and operating income in the second quarter and first half of 2010. The 2010 periods also reflect lower rural prices due to geographic mix.

Performance Fibers

For the quarter, sales of $202 million were $25 million above the prior year period, while operating income of $45 million increased $10 million. For the six months, sales of $402 million were $21 million above 2009, while operating income of $90 million increased $14 million. Cellulose specialties sales improved in both 2010 periods as increased volume reflecting strong demand more than offset a decline in prices from the prior year periods, which benefited from a cost-based surcharge. While absorbent materials prices improved, sales declined in both periods mainly due to lower volumes.

Operating income improved in both 2010 periods reflecting increased cellulose specialties sales volumes, higher absorbent materials prices and lower chemical costs, offset in part by higher wood costs.

Other Items

Excluding special items,1, 2 corporate and other expenses were $6 million for the quarter and $13 million for the six months ended June 2010, comparable to prior year periods. Interest and other expenses were also comparable to both prior year periods.

Second quarter effective tax rates before discrete items were 19.1 percent in 2010 and 21.5 percent in 2009. For the six months, the effective tax rate was 17.6 percent, down from 20.2 percent in 2009. The decreased rates in 2010 were due to proportionately higher earnings from the REIT.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Including discrete items, the effective tax rates for the quarter and year-to-date were 13.4 percent and 12.4 percent compared to 11.9 percent and 12.6 percent in 2009, respectively.

Outlook

“With solid performance in the first half, we are well positioned for strong full year results. In Timber, by acting quickly to pull forward stumpage volume, we effectively locked in higher prices. In Real Estate, we are expecting an increase in rural and conservation sales in the second half while reducing our sales of non-strategic timberland. With strategic investments in our mills lowering costs and enabling us to meet increasing demand for our cellulose specialties and absorbent materials products, we are on track for another strong year in Performance Fibers,” said Thomas.

“As a result, we are again increasing our 2010 guidance. We now expect earnings of $2.05 to $2.20 per share for 2010, excluding special items, and CAD of $360 million to $380 million.4

Further Information

A conference call will be held on Thursday, July 29, 2010 at 2 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. Financial presentation materials are available at the website. A replay will be available on the site shortly after the call.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]

Net income for the three and six months ended June 30, 2009 includes $79 million, or 99 cents per share and $79 million, or $1.00 per share, respectively, relating to the alternative fuel mixture credit.

[2]

Net income for the six months ended June 30, 2010 includes a first quarter gain of $12 million, or 14 cents per share, from the sale of a portion of the Company’s interest in its New Zealand joint venture.

[3]	Cash available for distribution (CAD) is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

[4]	Projected full year CAD reflects AFMC proceeds as well as an increase in capital expenditures and pension contributions from 2009.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company’s sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status, or the alternative fuel mixture credit discussed in this document.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

June 30, 2010 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Sales	$312.2	$310.2	$278.7	$622.4	$558.1

Costs and expenses
Cost of sales	242.9	232.9	216.7	475.8	441.0
Selling and general expenses	15.1	17.0	14.3	32.1	29.0
Other operating income, net (a)	(2.1)	(16.6)	(86.5)	(18.7)	(89.3)

Operating income (a)	56.3	76.9	134.2	133.2	177.4
Interest expense	(12.2)	(12.5)	(12.2)	(24.7)	(24.8)
Interest and other income, net	0.4	0.2	0.3	0.6	0.3

Income before taxes	44.5	64.6	122.3	109.1	152.9
Income tax expense	(6.0)	(7.6)	(14.5)	(13.6)	(19.2)

Net income	$38.5	$57.0	$107.8	$95.5	$133.7

Income per Common Share:
Basic
Net income	$0.48	$0.71	$1.37	$1.20	$1.70

Diluted
Net income	$0.48	$0.71	$1.35	$1.18	$1.68

Pro forma net income (b)	$0.48	$0.56	$0.36	$1.04	$0.68

Weighted average Common
Shares used for determining
Basic EPS	80,104,004	79,741,538	78,913,563	79,923,790	78,860,562

Diluted EPS	81,092,703	80,709,397	79,789,075	80,903,470	79,537,197

(a)	The three and six months ended March 31, 2010 and June 30, 2010 include a gain of $12.4 million from the sale of a portion of the Company’s interest in its New Zealand joint venture. The three and six months ended June 30, 2009 include a benefit of $85.9 million for the alternative fuel mixture credit.

(b)	Pro forma net income excludes a gain of $0.15 per share and $0.14 per share from the sale of a portion of the New Zealand joint venture interest for the three months ended March 31, 2010 and six months ended June 30, 2010, respectively. Pro forma net income excludes earnings for the alternative fuel mixture credit of $0.99 per share and $1.00 per share for the three and six months ended June 30, 2009, respectively. Pro forma net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

-A-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

June 30, 2010 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$344.2	$75.0
AFMC receivable, net	—	192.4
Other current assets	250.5	242.3
Timber and timberlands, net of depletion and amortization	1,146.2	1,188.6
Property, plant and equipment	1,469.3	1,427.1
Less - accumulated depreciation	(1,097.8)	(1,082.2)

Net property, plant and equipment	371.5	344.9
Investment in New Zealand JV	63.8	51.0
Other assets	176.4	158.7

	$2,352.6	$2,252.9

Liabilities and Shareholders’ Equity
Current liabilities	$177.0	$175.1
Long-term debt	764.1	695.0
Non-current liabilities for dispositions and discontinued operations	83.3	87.9
Other non-current liabilities	146.3	148.7
Shareholders’ equity	1,181.9	1,146.2

	$2,352.6	$2,252.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2010	2009
Cash provided by operating activities:
Net income	$95.5	$133.7
Depreciation, depletion, amortization	76.5	86.7
Non-cash basis of real estate sold	3.4	5.2
Other items to reconcile net income to cash provided by operating activities	(1.3)	11.9
Changes in working capital and other assets and liabilities (a)	181.7	(110.3)

	355.8	127.2

Cash used for investing activities:
Capital expenditures	(71.3)	(50.1)
Change in restricted cash	(10.1)	(1.1)
Other	4.9	(2.2)

	(76.5)	(53.4)

Cash used for financing activities:
Borrowings of debt, net of repayments and issuance costs	59.8	—
Dividends paid	(80.0)	(78.9)
Issuance of common shares	12.2	3.7
Repurchase of common shares	(6.0)	(1.4)
Excess tax benefits from equity-based compensation	4.0	0.9

	(10.0)	(75.7)

Effect of exchange rate changes on cash	(0.1)	0.1

Cash and cash equivalents:
Change in cash and cash equivalents	269.2	(1.8)
Balance, beginning of year	75.0	61.7

Balance, end of period	$344.2	$59.9

(a)	Includes $189.1 million of working capital decreases and $79.3 million of working capital increases for the alternative fuel mixture credit for June 30, 2010 and June 30, 2009, respectively.

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

June 30, 2010 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Sales
Timber	$48.9	$47.1	$43.6	$96.0	$78.5
Real Estate	12.7	33.0	41.4	45.7	68.0
Performance Fibers
Cellulose specialties	162.6	157.3	134.7	319.9	291.4
Absorbent materials	39.3	42.5	42.4	81.8	89.3

Total Performance Fibers	201.9	199.8	177.1	401.7	380.7

Wood Products	21.6	15.9	12.5	37.5	24.3
Other Operations	30.3	17.1	9.0	47.4	14.7
Intersegment Eliminations	(3.2)	(2.7)	(4.9)	(5.9)	(8.1)

Total sales	$312.2	$310.2	$278.7	$622.4	$558.1

Pro forma operating income/(loss) (a)
Timber	$8.7	$8.2	$0.4	$16.9	$(1.9)
Real Estate	4.1	17.4	24.2	21.5	38.6
Performance Fibers	45.0	44.9	34.7	89.9	75.5
Wood Products	4.3	—	(2.6)	4.3	(6.1)
Other Operations	0.7	0.6	(2.1)	1.3	(1.3)
Corporate and other (a)	(6.5)	(6.6)	(6.3)	(13.1)	(13.3)

Pro forma operating income (a)	$56.3	$64.5	$48.3	$120.8	$91.5

(a)	Corporate and other excludes a gain of $12.4 million from the sale of a portion of the Company’s interest in its New Zealand joint venture for the three and six months ended March 31, 2010 and June 30, 2010. Additionally, Corporate and other excludes $85.9 million of operating income related to the alternative fuel mixture credit for the three and six months ended June 30, 2009. Pro forma operating income is a non-GAAP measure. See Schedule D for a reconciliation.

-C-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

June 30, 2010 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):

	Six Months Ended
	June 30, 2010	June 30, 2009
Cash provided by operating activities	$355.8	$127.2
Capital expenditures (b)	(71.3)	(50.1)
Change in committed cash	9.9	20.5
Other	8.8	(1.2)

Cash Available for Distribution	$303.2	$96.4

(a)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing.

(b)	Capital spending excludes strategic acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	June 30, 2010		March 31, 2010		June 30, 2009
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$56.3		$76.9		$134.2
Gain on sale of a portion of New Zealand JV interest	—		(12.4)		—
Alternative Fuel Mixture Credit	—		—		(85.9)

Pro Forma Operating Income	$56.3		$64.5		$48.3

Net Income	$38.5	$0.48	$57.0	$0.71	$107.8	$1.35
Gain on sale of a portion of New Zealand JV interest	—	—	(11.5)	(0.15)	—	—
Alternative Fuel Mixture Credit	—	—	—	—	(79.3)	(0.99)

Pro Forma Net Income	$38.5	$0.48	$45.5	$0.56	$28.5	$0.36

	Six Months Ended
	June 30, 2010		June 30, 2009
	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$133.2		$177.4
Gain on sale of a portion of New Zealand JV interest	(12.4)		—
Alternative Fuel Mixture Credit	—		(85.9)

Pro Forma Operating Income	$120.8		$91.5

Net Income	$95.5	$1.18	$133.7	$1.68
Gain on sale of a portion of New Zealand JV interest	(11.5)	(0.14)	—	—
Alternative Fuel Mixture Credit	—	—	(79.3)	(1.00)

Pro Forma Net Income	$84.0	$1.04	$54.4	$0.68

-D-